UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

CODEX DNA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40497	45-1216839
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9535 Waples Street, Suite 100
San Diego, California 92121
(Address of principal executive offices, including zip code)

(858) 228-4115
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	DNAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On December 22, 2021, Codex DNA, Inc. (the “Company”) entered into a Research Collaboration and License Agreement (the “Agreement”) with Pfizer Inc. (“Pfizer”), pursuant to which the Company and Pfizer agreed to collaborate to develop improvements to the Company’s existing proprietary BioXP™ platform including associated instruments, kits/reagents, workflows and other methods (such improved versions, the “Improved Platform”) and to use the Improved Platform to produce certain materials of interest to Pfizer (the “Pfizer Outputs”) (such activities, collectively, the “R&D Program”).

R&D Program. Under the Agreement, during a limited term, the Company and Pfizer will conduct the R&D Program with the goals of developing the Improved Platform and generating specified Pfizer Outputs. Subject to certain rights for Pfizer to use the Improved Platform, the Company will own the Improved Platform and associated intellectual property rights; and Pfizer will own the Pfizer Outputs and associated intellectual property rights.

Licenses to Pfizer. The Company granted Pfizer a non-exclusive, worldwide license to use the Improved Platform for purposes of researching, developing, manufacturing and commercializing pharmaceutical and biopharmaceutical products (each, a “Product”) and a limited-time option to convert such license to exclusive for specific applications. If Pfizer exercises its option for such an application(s) within the applicable period, then the license to Pfizer will become exclusive for Products for such application(s) (each, an “Exclusive Product” and each such application, an “Exclusive Field”); provided that Pfizer may later convert the particular application back to non-exclusive.

Rights of Company. Notwithstanding any exclusive license that may be granted by the Company to Pfizer, the Company retained the right to use and permit others to use the Improved Platform for research purposes including in any Exclusive Field.

Development, Manufacture, Regulatory and Commercialization. Pfizer will have the sole right and responsibility for the development, manufacture and commercialization of all the Products (including any Exclusive Products). The Company will provide Pfizer reasonable assistance and cooperation.

Financial Terms. Under the Agreement, Pfizer will make an upfront payment to the Company of $8 million and if the Company meets certain technical milestones (including delivering the associated deliverables to Pfizer), the Company will be eligible to receive an additional $10 million in near-term milestone payments associated with its conduct of the R&D Program.

In addition to the upfront payment and technical milestone payments, Pfizer has agreed to make milestone payments to the Company upon the Products meeting certain clinical milestones, with each Product (other than Exclusive Products) being eligible for milestone payments up to $35 million if it were to meet the applicable clinical milestones and the first Exclusive Product in each Exclusive Field being eligible for milestone payments up to $55 million if it were to meet the applicable clinical milestones. Pfizer has also agreed to pay the Company up to $60 million in sales milestones for Products (other than Exclusive Products) if aggregate net sales of such Products meet certain thresholds and up to $180 million in sales milestones for Exclusive Products if aggregate net sales of the Exclusive Products meet certain thresholds. Provided the Agreement remains in place, Pfizer will also pay escalating royalties from low to mid-fraction of one percent of net sales of Products (including Exclusive Products). Pfizer’s obligations to pay royalties with respect to a Product and country will expire after specific criteria for such Product in such country including such Product no longer being covered by patent rights licensed to Pfizer by the Company in such country (the “Royalty Term”). Royalty payments are subject to reduction after the introduction of a biosimilar product in such country by a third party.

Term and Termination. Unless earlier terminated, the Agreement remains in effect until the expiration of the Royalty Term for all Products. The Agreement is subject to customary termination provisions including termination by a party for the other party’s uncured, material breach. Additionally, Pfizer may terminate the Agreement with specified prior notice, for any or no reason.

The Agreement includes certain other customary terms and conditions, including mutual representations and warranties, indemnification and confidentiality provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2021.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEX DNA, INC.

Date: December 29, 2021	By: /s/ Jennifer McNealey
Name: Jennifer McNealey
Title: Chief Financial Officer